As filed with the Securities and Exchange Commission on November 13, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JOHN B. SANFILIPPO & SON, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-2419677
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1703 N. Randall Road

Elgin, Illinois 60123-7820

(Address of Principal Executive Offices and Zip Code)

John B. Sanfilippo & Son, Inc. 2023 Omnibus Incentive Plan

(Full Title of the Plan)

Frank S. Pellegrino

Chief Financial Officer, Executive Vice President, Finance and Administration and Treasurer

John B. Sanfilippo & Son, Inc.

1703 N. Randall Road

Elgin, Illinois 60123-7820

Telephone: (847) 289-1800

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

With Copies to:

Donald E. Batterson, Esq.

Alexander J. May, Esq.

Jenner & Block LLP

353 N. Clark Ave.

Chicago, IL 60654-3456

(312) 222-9350

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On November 2, 2023 (the “Effective Date”), at the annual meeting of stockholders of John B. Sanfilippo & Son, Inc., a Delaware corporation (the “Registrant” or the “Company”), the Company’s stockholders approved the John B. Sanfilippo & Son, Inc. 2023 Omnibus Incentive Plan (the “2023 Plan”), which the Company’s board of directors had previously adopted, subject to such stockholder approval.

The 2023 Plan provides, among other things, that a maximum of 747,275 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), will be reserved for issuance under the 2023 Plan (subject to adjustments as set forth in the 2023 Plan), which includes: (i) 200,000 shares of Common Stock, plus (ii) 547,275 shares of Common Stock that were previously authorized for issuance under the John B. Sanfilippo & Son, Inc. 2014 Omnibus Incentive Plan (the “Prior Plan”), and that, as of the Effective Date, were not issued and were not subject to outstanding awards granted under the Prior Plan. In addition, any shares subject to awards granted under the Prior Plan or the 2023 Plan outstanding on or after the Effective Date that subsequently terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares of Common Stock, are settled in cash or are exchanged prior to the issuance of shares of Common Stock for an award not involving shares of Common Stock, will be added to the share maximum available for issuance under the 2023 Plan. Upon stockholder approval of the 2023 Plan, the 2023 Plan replaced the Prior Plan, and no additional grants of awards will be made under the Prior Plan. Concurrently with this Registration Statement, the Registrant is filing a post-effective amendment to the Registrant’s Registration Statement on Form S-8 (No. 333-199637) filed on October 28, 2014 relating to shares registered under the Prior Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8.

The document(s) containing the information specified in Part I will be sent or given to employees and directors as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 29, 2023, filed with the Commission on August 23, 2023.

(b)

The portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on September  12, 2023, that are incorporated by reference in Part III of the Registrant’s Annual Report on Form 10-K for its fiscal year ended June 29, 2023.

(c)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2023, filed with the Commission on November 2, 2023.

(d)	The Registrant’s Current Reports on Form 8-K filed with the Commission on July 18, 2023, September 8, 2023, October 2, 2023 and November 6, 2023.

(e)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-1 (Amendment No. 3) (Commission File No. 33-43353), filed with the Commission on November 25, 1991, as updated by the description of the Common Stock contained in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 29, 2023, filed with the Commission on August 23, 2023, and any amendment or report filed with the Commission for the purpose of updating the description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any portions thereof furnished by the Registrant, including but not limited to information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), on or after the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as may be amended from time to time (the “DGCL”), provides that a Delaware corporation may indemnify any of its directors or officers who was or is a party, or is threatened to be made a party, to any third party proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person’s conduct was unlawful. In a derivative action, (i.e., one by or in the right of a corporation) the corporation is permitted to indemnify directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to the DGCL, if a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, such person must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Any indemnification under Section 145 shall be made by the corporation only if it has been determined that the person has met the applicable standard of conduct. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding may be paid or reimbursed by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

The Registrant’s Restated Certificate of Incorporation provides that to the fullest extent permitted by the DGCL, the Registrant shall indemnify any officer or director of the Registrant, and may, pursuant to resolutions adopted from time to time by the Board of Directors of the Registrant, indemnify such other persons whom it shall have power to indemnify, from and against any and all of the expenses, liabilities or other losses of any nature.

The Registrant’s Restated Certificate of Incorporation also provides that to the fullest extent permitted by the DGCL, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

Article V of the Registrant’s Amended and Restated Bylaws provide that the Registrant shall indemnify and hold harmless for any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she or a person for whom he or she is the legal representative is or was a director or officer of the Registrant, or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including service with respect to employee benefit plans), against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by him or her.

The Amended and Restated Bylaws further provide that the Registrant has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Registrant has the power to indemnify him or her against such liability under the provisions of the Bylaws. Pursuant to this provision, the Registrant has in force insurance policies which purport to insure against any liability incurred by its directors and officers in defense of any action relating to their positions as directors and officers, within the limits and subject to the terms of the policies. The Registrant has also entered into separate indemnification agreements with certain of its officers and all of its directors providing for a separate source of indemnification pursuant to the terms of such agreements.

Item 7. Exemption from Registration Claims.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the third quarter ended March 24, 2005, filed on May 2, 2005).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 25, 2015, filed on August 21, 2015).

*5.1	Opinion of Jenner & Block LLP.

*23.1	Consent of PricewaterhouseCoopers LLP.

*23.2	Consent of Jenner & Block LLP (included in Exhibit 5.1).

*24.1	Power of Attorney (contained on the signature page hereto).

99.1	John B. Sanfilippo & Son, Inc. 2023 Omnibus Incentive Plan (incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on September 12, 2023).

*107	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elgin, State of Illinois, on November 13, 2023.

JOHN B. SANFILIPPO & SON, INC.

/s/ Frank S. Pellegrino
Frank S. Pellegrino
Chief Financial Officer, Executive Vice President, Finance and Administration and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Jeffrey T. Sanfilippo, Frank S. Pellegrino and Gina Lakatos and each and any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Jeffrey T. Sanfilippo Jeffrey T. Sanfilippo	Chief Executive Officer and Director (Principal Executive Officer)	November 13, 2023

/s/ Frank S. Pellegrino Frank S. Pellegrino	Chief Financial Officer, Executive Vice President, Finance and Administration and Treasurer (Principal Financial Officer)	November 13, 2023

/s/ Michael J. Finn Michael J. Finn	Vice President, Corporate Controller (Principal Accounting Officer)	November 13, 2023

/s/ Pamela Forbes Lieberman Pamela Forbes Lieberman	Director	November 13, 2023

/s/ Mercedes Romero Mercedes Romero	Director	November 13, 2023

/s/ James J. Sanfilippo James J. Sanfilippo	Director	November 13, 2023

/s/ Jasper B. Sanfilippo, Jr. Jasper B. Sanfilippo, Jr.	Director	November 13, 2023

/s/ John E. Sanfilippo John E. Sanfilippo	Director	November 13, 2023

/s/ Lisa A. Sanfilippo Lisa A. Sanfilippo	Director	November 13, 2023

/s/ Ellen C. Taaffe Ellen C. Taaffe	Director	November 13, 2023

/s/ James A. Valentine James A. Valentine	Director	November 13, 2023

/s/ Michael J. Valentine Michael J. Valentine	Director	November 13, 2023